EXHIBIT 5



                              September 13, 1994



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


            Re: Southern Indiana Gas and Electric Company (the "Company") Registration Statement on Form S-3 with respect to 49,399 shares of Common Stock issued in connection with the merger of Lincoln Natural Gas, Inc. with a wholly-owned subsidiary of the Company


Ladies and Gentlemen:

                 In connection with the registration of 49,399 shares of the Company's Common Stock without par value (the "Shares") under the Securities Act of 1933, as amended (the "Act"), we have examined the Agreement and Plan of Merger dated December 23, 1993 and such corporate records, other documents and questions of law as we considered necessary for the purpose of this opinion.

                 We are of the opinion that the Shares are legally issued, fully paid and non-assessable.

                 We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. We further consent to the use of the name of this firm in said Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required pursuant to Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

                                     Yours very truly,

                                BAMBERGER, FOREMAN, OSWALD AND HAHN

                                By:   /s/ George A. Porch
                                      ------------------------------
                                      George A. Porch
GAP/blg